FORM 4

[  ] Check this box if no                  ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16. Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number:               3235-0287
     continue. See Instruction 1(b).        Expires:           January 31, 2005
                                            Estimated average burden
                                            hours per response              0.5
                                            ------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

Jones                                       David                   R.
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(Last)                                      (First)                (MI)

2 Ocean Avenue
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(Street)

Scituate                                    MA                     02066
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(City) (State) (Zip)

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 2. Issuer Name and Ticker or Trading Symbol
             Stonepath Group, Inc./STG
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 3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)
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 4. Statement for Month/Day/Year       | 5. If Amendment, Date of
                                       |    Original (Month/Day/Year)
                                       |
           11/26/02                    |
                                       |
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 6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

        [ X   ]  Director                    [   ]  10% Owner

        [     ]  Officer                     [   ]  Other (specify below)
                (give title below)
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7. Individual or Joint/Group Filing (Check Applicable Line)

        ___X____ Form filed by One Reporting Person
        ________ Form filed by More than One Reporting Person
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TABLE I -- Non-Derivative Securities Acquired, Disposed of,
           or Beneficially Owned
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
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1. Title of Security             |  2. Trans-   | 2A.        | 3. Transaction Code     | 4. Securities Acquired (A) or
     (Instr. 3)                  |     action   | Deemed     |    (Instr. 8)           |    Disposed of (D)
                                 |     Date     | Execution  |                         |    (Instr. 3, 4 and 5)
                                 |     (Month/  | Date, if   |                         |
                                 |      Day/    | any        |                         |
                                 |      Year)   | (Month/    |                         |
                                 |              |  Day/      |                         |
                                 |              |  Year)     |                         |
                                 |              |            |                         |
                                 |              |            |                         |
                                 |              |            |                         |
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                                 |              |            |    Code   |     V       |     Amount     |  (A)or   |    Price
                                 |              |            |           |             |                |   (D)    |
                                 |              |            |           |             |                |          |
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   Common Stock                  |  11/26/02    |            |     P     |             |       3000     |    A     |     $1.40
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   Common Stock                  |  11/26/02    |            |     P     |             |       2000     |    A     |     $1.44
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                                 |              |            |           |             |                |          |
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                                 |              |            |           |             |                |          |
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                                 |              |            |           |             |                |          |
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                                 |              |            |           |             |                |          |
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                                 |              |            |           |             |                |          |
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                                 |              |            |           |             |                |          |
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                                 |              |            |           |             |                |          |
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                                 |              |            |           |             |                |          |
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                                 |              |            |           |             |                |          |
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                                 |              |            |           |             |                |          |
===================================================================================================================================

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1. Title of Security             | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect
Beneficial                       |    Beneficially Owned     |    Direct (D) or        |    Ownership (Instr. 4)
    (Instr. 3)                   |    Following Reported     |    Indirect (I)         |
                                 |    Transaction(s)         |    (Instr. 4)           |
                                 |    (Instr. 3 and 4)       |                         |
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Common Stock                     |     80,000*               |     D                   |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
===================================================================================================================================

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TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)
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
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1. Title of Derivative   | 2. Conversion or    | 3. Transaction Date | 3A. Deemed     | 4. Transaction | 5. Number of Derivative
   Security (Instr. 3)   |    Exercise Price   |    (Month/Day/Year) |     Execution  |    Code (Instr.|    Securities Acquired
                         |    of Derivative    |                     |     Date, if   |    8)          |    (A) or Disposed of
                         |    Security         |                     |     any        |                |    (D) (Instr. 3, 4 and 5)
                         |                     |                     |     (Month/    |                |
                         |                     |                     |      Day/Year) |                |
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                         |                     |                     |                | Code   |   V   |      (A) | (D)
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                         |                     |                     |                |        |       |          |
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                         |                     |                     |                |        |       |          |
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                         |                     |                     |                |        |       |          |
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                         |                     |                     |                |        |       |          |
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                         |                     |                     |                |        |       |          |
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                         |                     |                     |                |        |       |          |
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                         |                     |                     |                |        |       |          |
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                         |                     |                     |                |        |       |          |
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                         |                     |                     |                |        |       |          |
===================================================================================================================================

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1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 and 4)       |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
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                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
===================================================================================================================================

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1. Title of Derivative Security  | 9. Number of Derivative       | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially    |     Securities: Direct (D) or        |     Beneficial Ownership
                                 |    Owned Following Reported   |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    Transaction(s) (Instr. 4)  |                                      |
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                                 |                               |                                      |
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                                 |                               |                                      |
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                                 |                               |                                      |
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                                 |                               |                                      |
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                                 |                               |                                      |
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                                 |                               |                                      |
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                                 |                               |                                      |
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                                 |                               |                                      |
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                                 |                               |                                      |
====================================================================================================================================

Explanation of Responses":

(*) Does not include options to purchase 65,000 shares as previously reported by reporting person.



        /s/David R. Jones                                  11/27/02
------------------------------------                   ---------------
 **Signature of Reporting Person                        Date


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

 * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.